Exhibit 10.21

ESI

NON-EMPLOYEE DIRECTORS

DEFERRED COMPENSATION PLAN

2008 Restatement

ARTICLE I

Nature and Purpose of Plan

1.1     Nature. The Company hereby restates in its entirety, effective as of January 1, 2008, the ESI Non-Employee Directors Deferred Compensation Plan. The Plan was established by the Company, effective January 1, 2000, as an unfunded, non-qualified deferred compensation plan for non-employee Directors of the Company.

1.2          Purposes. The purposes of the Plan are to encourage the Company's Eligible Directors to invest in the future of the Company through ownership of an interest in the Company and to provide flexibility to the Company in attracting and retaining Directors.

ARTICLE II

Definitions and Rules of Construction

2.1          Definitions. As used in the Plan, the following words and phrases, when capitalized, have the following meanings:

(a)          "Account" means a bookkeeping account reflecting the amount of a Participant's annual retainer deferred under the Plan.

(b)          "Beneficiary" means the person or persons designated to receive benefits under the Plan in the event of the Participant's death.

(c)          "Board" means the Board of Directors of the Company.

(d)          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and interpretive rules and regulations.

(e)          "Committee" means the committee appointed by the Company pursuant to Article IV to administer the Plan.

(f)          "Company" means ITT Educational Services, Inc.

(g)          "Deferred Cash Account" means the Account maintained by the Company reflecting the amount of cash credited to a Participant's Account pursuant to Section 6.2.

(h)          "Deferred Share Account" means the Account maintained by the Company reflecting the Shares credited to a Participant's Account pursuant to Section 6.3.

(i)          "Director" means a member of the Board.

(j)          "Eligible Director" means a Director who is not an Employee.

(k)          "Employee" means a person employed by ESI who receives compensation from ESI that is initially reported on a Federal Wage and Tax Statement (Form W-2).

(l)          "ESI" means the Company and all Related Employers.

(m)         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and interpretive rules and regulations.

(n)          "Fair Market Value," with respect to Shares, means the last sale price on the applicable date (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of one Share on the principal exchange on which Shares are listed, or if not listed on any exchange, on the Nasdaq National Market System or any similar system then in use, or if Shares are not listed on the Nasdaq National Market System, the mean between the closing high bid and low asked quotations of one Share on the date in question as reported by Nasdaq or any similar system then in use, or, if no quotations are available, the Fair Market Value on such date of one Share as the Board shall determine.

(o)          "Participant" means an Eligible Director who elects to defer all or a portion of the Eligible Director's annual retainer under the Plan.

(p)          "Payment Date" means each January 1.

(q)          "Plan" means the ESI Non-Employee Directors Deferred Compensation Plan, as amended from time to time.

(r)          "Plan Year" means calendar year.

(s)          "Related Employer" means any employer that, together with the Company, is under common control or a member of an affiliated service group, as determined under Code sections 414(b), (c), (m), and (o), except that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language "at least 50%" will be used instead of "at least 80%" each place it appears in Code sections 1563 (a)(1), (2), and (3), and in applying §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), "at least 50%" will be used instead of "at least 80%" each place it appears in §1.414(c)-2.

(t)           "Section 409A Standards" means the applicable requirements and standards for non-qualified deferred compensation plans established by Code section 409A.

(u)          "Separation From Service" means, with respect to a Participant, the Participant's Separation From Service with ESI within the meaning of the Section 409A Standards, including §1.409A-1(h).

(v)          "Share" means a share of the $.01 par value common stock of the Company.

(w)         "Specified Employee" has the meaning given in Code section 409A(a)(2)(B)(i). The determination of which individuals are Specified Employees will be made in accordance with such rules and practices, consistent with the Section 409A Standards, as are established from time to time by the Board, or its designee, in its discretion.

2.2          Rules of Construction. The following rules of construction will govern in interpreting the Plan:

(a)          Words used in the masculine gender will be construed to include the feminine gender, where appropriate.

(b)          Words used in the singular will be construed to include the plural, where appropriate, and vice versa.

(c)          If any provision of the Plan is held to be illegal or invalid for any reason, that provision will be deemed to be null and void, but the invalidation of that provision will not otherwise impair or affect the Plan.

ARTICLE III

Eligibility and Participation

3.1          Eligibility. Any Director who is not an Employee is eligible to participate in the Plan.

3.2          Participation. An Eligible Director will become a Participant by filing an election form in accordance with the provisions of Section 6.1. A Participant will remain a Participant until the Participant has received all payments to which the Participant is entitled under the terms of the Plan.

ARTICLE IV

Plan Administration

4.1          The Committee. The Plan will be administered by a Committee appointed by the Board.

4.2          Authority of the Committee. The Committee will have sole discretion to make all determinations that may be necessary or advisable for the administration of the Plan. All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding upon all persons, including the Company, ESI, Participants, and their estates and beneficiaries.

4.3          Section 16 Compliance. It is the intention of the Company that the Plan and the administration of the Plan comply in all applicable respects with Section 16(b) of the Exchange Act. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

ARTICLE V

Payment Options

5.1          Payment Options. Prior to the beginning of each Plan Year, each Eligible Director may elect in writing, in the manner and on the form prescribed by the Committee, to receive payment of the Director's annual retainer for the Plan Year in cash or Shares, in increments of 25% each; provided, however, a Director who elects payment in Shares shall receive that number of Shares equal to the number obtained by dividing the dollar amount of the portion of the annual retainer to be paid in Shares by the Fair Market Value of the Shares determined as of each Payment Date. To the extent the foregoing calculation does not result in a whole number of Shares, the fractional Share shall be paid in cash. In the absence of an election, the annual retainer shall be paid in cash.

5.2          Time of Payment. In the absence of an election by an Eligible Director pursuant to Section 6.1, the Eligible Director's annual retainer will be paid in cash or Shares, as elected by the Eligible Director pursuant to Section 5.1, on each Payment Date.

ARTICLE VI

Deferral Elections

6.1          Making of Election. Prior to the beginning of each Plan Year, each Eligible Director may elect in writing, in the manner and on the form prescribed by the Committee, to defer payment of all or a portion of the Director's annual retainer for the Plan Year otherwise payable in cash or Shares, as elected by the Director pursuant to Section 5.1. Any election to defer cash pursuant to this Section must be made in increments of 25%, and any election to defer Shares pursuant to this Section must be made in increments of 25%. A Participant's deferral election for a Plan Year will become irrevocable on the day preceding the first day of the Plan Year.

6.2          Deferred Cash Account. A Participant's Deferred Cash Account will be credited as of each Payment Date with the cash amounts that would have been paid to the Participant on the Payment Date in the absence of the Participant's deferral election pursuant to Section 6.1. Interest will be credited to each Participant's Deferred Cash Account at the rate of six percent (6%) compounded annually. This assumed interest shall be compounded annually and treated as earned from the date deferred cash is credited to the Deferred Cash Account to the date of distribution.

6.3          Deferred Share Account. A Participant's Deferred Share Account will be credited as of each Payment Date with the number of Shares that would have been paid to the Director on that Payment Date pursuant to Section 5.1 in the absence of Participant's deferral election pursuant to Section 6.1. A Participant's Deferred Share Account will also be credited with cash amounts equal to any cash dividends attributable to the number of Shares credited to the Participant's Deferred Share Account as of the record date set by the Board for the payment of dividends. As of each January 1 and July 1, additional Shares will be credited to a Participant's Deferred Share Account equal to the whole number obtained by dividing the amount of cash credits in the Participant's Deferred Share Account as of that date by the Fair Market Value of a Share on that date.

6.4          Annual Statement. Within 90 days following the end of each Plan Year, the Company will provide to each Participant a written statement reflecting the amount of cash and Shares credited to the Participant's Accounts.

ARTICLE VII

Payment of Deferred Amounts

7.1          Payment of Accounts. No payments will be made from a Participant's Accounts before the Participant's Separation From Service. Upon the Participant's Separation From Service for any reason, including death, the total balance of the Participant's Accounts will be paid to the Participant or the Participant's Beneficiary, as the case may be, within 60 days after the Participant's Separation From Service. Payment will be made in a lump sum, with payment of the Deferred Cash Account balance made in cash and payment of the Deferred Share Account balance made in Shares, except for any remaining cash dividends credited to the Deferred Share Account, which will be paid in cash.

7.2          Designation of Beneficiary. A Participant may designate a Beneficiary or Beneficiaries under the Plan to receive payment of the Participant's Accounts upon the Participant's death by submitting a Beneficiary designation form to the Committee, in the form and manner provided by the Committee. If no designated Beneficiary or Beneficiaries survive the Participant, the Participant's estate will be the Participant's Beneficiary.

7.3          Delay For Specified Employees. Because the Plan is specifically for Directors who are not Employees, it is not expected that any Participants will be Specified Employees. However, in the event that a Participant is a Specified Employee at the time of his Separation From Service, then notwithstanding any other provision of the Plan, except as provided in Section 7.2, the Participant's Accounts will be paid on the first day that is six months after the date on which the Participant's Separation From Service occurs.

ARTICLE VIII

Miscellaneous

8.1          No Assignment of Benefits. No payee may assign any payment due him under the Plan. No benefits at any time payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, or otherwise encumber any Plan benefit, whether payable presently or in the future, will be void.

8.2          Amendment or Termination. The Board or its designee may at any time and from time to time and in any respect amend or modify this Plan; provided, however, that any amendments requiring shareholder approval in order to maintain the exemption of the Plan under Rule 16b-3 of the Securities Exchange Act (the "Rule"), as in effect from time to time, will be subject to approval by the shareholders of the Company in the manner required by the Rule. No amendment, modification or termination of the Plan will, without the consent of a Participant, reduce the benefits that a Participant has already accrued under the Plan.

8.3          Future Director Terms. Nothing in the Plan, nor any action taken under the Plan, shall be construed as giving any Participant a right to continue as a Director or require the Company to nominate or cause the nomination of a Participant for a future term as a Director.

8.4          Participant's Rights Unsecured. The right of any Participant to receive payment of deferred amounts under the provisions of the Plan will be an unsecured claim against the general assets of the Company. The maintenance of individual Participant Accounts is for bookkeeping purposes only. The Company is not obligated to acquire or set aside particular assets for the discharge of its obligations, nor will any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company's obligations under the Plan.

8.5          Tax Withholding. The Company will withhold from any payment made under the Plan such amounts as may be required by applicable federal, state, or local laws.

8.6          Governing Law. To the extent not preempted by federal law, this Plan will be governed by, and construed in accordance with, the laws of Indiana, with regard to its conflict of law rules.

IN WITNESS WHEREOF, the Company has caused the 2008 restatement of the Plan to be executed this 19th day of December, 2007.

ITT EDUCATIONAL SERVICES, INC.

By: /s/ Nina F. Esbin

Printed Name: Nina F. Esbin

Title: Senior Vice President Human Resources